EXHIBIT 1

ECI Telecom Ltd. Interim Consolidated Financial Statements (Unaudited) As of June 30, 2005

ECI Telecom Ltd.

Consolidated Financial Statements as of June 30, 2005

Consolidated Balance Sheets as of

	June 30	June 30	December 31
	2005	2004	2004
	(Unaudited)	(Unaudited)	(Audited)
	$ in thousands	$ in thousands	$ in thousands
Assets

Current assets
Cash and cash equivalents	60,000	57,891	74,182
Short-term investments	39,895	20,711	24,714
Receivables:
Trade	156,466	126,512	142,928
Other	22,412	14,748	23,441
Prepaid expenses	4,696	4,637	5,982
Work in progress	4,504	4,627	3,244
Inventories	170,292	162,605	175,065

Total current assets	458,265	391,731	449,556

Long-term receivables and related deposits, net	8,138	101,975	89,975

Long-term deposit and marketable securities	114,292	135,513	119,359

Assets held for severance benefits	24,116	24,372	25,182

Investments	22,659	28,060	26,766

Property, plant and equipment
Cost	270,111	283,314	259,318
Less - Accumulated depreciation	150,828	162,731	139,965

	119,283	120,583	119,353

Software development costs, net	13,346	15,979	14,435

Goodwill	38,099	1,039	1,039

Other assets	47,241	8,931	9,144

/s/ Doron Inbar	President, Chief Executive Officer
Doron Inbar

/s/ Giora Bitan	Executive Vice President,
Giora Bitan	Chief Financial Officer

July 27, 2005

Total assets	845,439	828,183	854,809

ECI Telecom Ltd.

June 30	June 30	December 31
2005	2004	2004
(Unaudited)	(Unaudited)	(Audited)
$ in thousands	$ in thousands	$ in thousands
Liabilities and shareholders' equity

Current liabilities
Short-term loans and current maturities of long-term debts	-	22,600	30,000
Trade payables	59,038	73,338	68,364
Other payables and accrued liabilities	133,270	112,048	149,648

Total current liabilities	192,308	207,986	248,012

Long-term liabilities

Banks loans	-	15,000	-
Other liabilities	151	6,007	-
Liability for employee severance benefits	47,162	48,585	50,943

Total long-term liabilities	47,313	69,592	50,943

Total liabilities	239,621	277,578	298,955

Minority Interest	4,273	3,823	4,086

Shareholders' equity
Ordinary shares NIS 0.12 par value per share,
Authorized 200,000,000 shares; Issued and outstanding
110,503,052 shares as at June 30, 2005,
108,445,005 as at June 30, 2004 and
109,391,828 shares as at December 31, 2004	6,227	6,174	6,198
Capital surplus	644,917	640,217	642,222
Accumulated other comprehensive Gain (Loss)	8,408	(688)	(12,637)
Accumulated deficit	(58,007)	(98,921)	(84,015)

Total shareholders' equity	601,545	546,782	551,768

Total liabilities and shareholders' equity	845,439	828,183	854,809

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Consolidated Statements of Operations

	Six months ended		Three months ended		Year ended
	June 30	June 30	June 30	June 30	December 31
	2005	2004	2005	2004	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	298,344	228,552	152,898	121,042	496,712
Cost of revenues	172,048	138,653	86,474	71,664	300,971
Gross profit	126,296	89,899	66,424	49,378	195,741
Research and development
costs, net	38,869	32,108	21,070	16,018	64,870
Selling and marketing expenses	45,445	37,394	24,065	19,534	78,423
General and administrative
expenses	20,787	16,836	10,624	8,789	35,491
Recovery of doubtful debt	(10,356)	-	(10,356)	-	-
Impairment of loans	3,000	-	3,000	-	-
Amortization of acquisition -
related intangible assets	461	-	461	-	-
Purchases of' in-process
research and development	890	-	890	-	-
Restructuring expenses	-	2,585	-	-	2,585
Operating income	27,200	976	16,670	5,037	14,372
Financial expenses	(1,960)	(3,785)	(1,160)	(891)	(6,562)
Financial income	4,004	4,572	2,324	1,770	9,169
Other income (expenses), net	410	(313)	(294)	(2,308)	2,693
Income from continuing
operations before taxes
on income	29,654	1,450	17,540	3,608	19,672
Taxes on income	(1,876)	(853)	(936)	(584)	(1,924)
Income from continuing
operations after taxes
on income	27,778	597	16,604	3,024	17,748
Company's equity in results of
investee companies, net	(1,469)	(1,405)	(658)	(941)	(3,387)
Minority interest in results of
subsidiaries - net	(301)	(42)	(371)	4	(305)
Income (loss) from
continuing operations	26,008	(850)	15,575	2,087	14,056
Loss from discontinued
operation, net	-	(3,903)	-	(5,614)	(3,903)
Income (loss) for the period	26,008	(4,753)	15,575	(3,527)	10,153

Earnings (loss) per share in US$
Basic earnings (loss) per share:
Continuing operations	0.24	(0.01)	0.14	0.02	0.13
Discontinued operations	-	(0.04)	-	(0.05)	(0.04)
Net earnings (loss) per share	0.24	(0.04)	0.14	(0.03)	0.09
Weighted average number of
shares outstanding used to
compute basic earnings (loss)
per share - in thousands	109,859	108,244	110,141	108,347	108,575
Diluted earnings (loss) per share:
Continuing operation	0.22	(0.01)	0.13	0.02	0.12
Discontinued operations	-	(0.04)	-	(0.05)	(0.03)
Net earning (loss) per share	0.22	(0.04)	0.13	(0.03)	0.09
Weighted average number of
shares outstanding used to
compute diluted earnings (loss)
per share - in thousands	117,597	108,244	117,816	114,979	117,133

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Consolidated Statements of Comprehensive Income (Loss)

Six months ended		Three months ended		Year ended
June 30	June 30	June 30	June 30	December 31
2005	2004	2005	2004	2004
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Net income (loss) for
the period	26,008	(4,753)	15,575	(3,527)	10,153

Other comprehensive
income (loss):

Changes in the fair value of
financial instruments	20,872	5,987	8,646	1,393	(8,303)
Realization of gain on
available for sale
securities	-	(1,282)	-	-	(1,282)
Unrealized holding gain on
available for sale
securities arising during
the period, net	173	-	260	-	2,341

Total other comprehensive
income (loss)	21,045	4,705	8,906	1,393	(7,244)

Comprehensive income
(loss)	47,053	(48)	24,481	(2,134)	2,909

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Number			other		Total
	of	Share	Capital	comprehensive	Accumulated	shareholders'
	shares	capital	surplus	income (loss)	deficit	equity
	$ in thousands except share amounts
Balance at January 1,
2005 (audited)	109,391,828	6,198	642,222	(12,637)	(84,015)	551,768

Unaudited

Net income for the
six months ended
June 30, 2005					26,008	26,008
Employee stock options
exercised and paid, net	1,106,316	29	2,619	-	-	2,648
Shares issuance	4,908	-	35	-	-	35
Net unrealized gain on
available for sale
securities	-	-	-	173	-	173
Amortization of deferred
compensation expenses	-	-	41	-	-	41
Changes in the fair value
of financial instruments	-	-	-	20,872	-	20,872

Balance at June 30, 2005
(unaudited)	110,503,052	6,227	644,917	8,408	(58,007)	601,545

Balance at January 1
2004 (audited)	108,038,063	6,163	662,903	(5,393)	(94,168)	569,505

Unaudited

Net loss for the six months
ended June 30, 2004	-	-	-	-	(4,753)	(4,753)
Employee stock options
exercised and paid, net	406,942	11	670	-	-	681
Amortization of deferred
compensation expenses	-	-	1,420	-	-	1,420
Realization of gain on
available for sale
securities	-	-	-	(1,282)	-	(1,282)
Changes in the fair value
of financial instruments	-	-	-	5,987	-	5,987
Distribution of shares in a
subsidiary as dividend in
kind	-	-	(24,776)	-	-	(24,776)

Balance at June 30, 2004
(unaudited)	108,445,005	6,174	640,217	(688)	(98,921)	546,782

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Consolidated Statements of Changes in Shareholders' Equity (cont’d)

Accumulated
Number			other		Total
of	Share	Capital	comprehensive	Accumulated	shareholders'
shares	capital	surplus	income (loss)	deficit	equity
$ in thousands except share amounts
Balance at April 1, 2005
(unaudited)	109,761,246	6,207	642,770	(498)	(73,583)	574,896

Unaudited

Net income for the
three months ended
June 30, 2005					15,575	15,575
Employee stock options
exercised and paid, net	738,285	20	2,122	-	-	2,142
Share issuance	3,521	-	25	-	-	25
Net unrealized gain on
available for sale
securities	-	-	-	260	-	260
Changes in the fair value
of financial instruments	-	-	-	8,646	-	8,646

Balance at June 30, 2005
(Unaudited)	110,503,052	6,227	644,917	8,408	(58,007)	601,545

Balance at April 1, 2004
(unaudited)	108,243,972	6,168	664,676	(2,081)	(95,394)	573,369

Unaudited

Net loss for the three
months ended June 30
2004	-	-	-	-	(3,527)	(3,527)
Employee stock options
exercised and paid, net	201,033	6	105	-	-	111
Amortization of deferred
compensation expenses	-	-	212	-	-	212
Changes in the fair value
of financial instruments	-	-	-	1,393	-	1,393
Distribution of shares in a
subsidiary as dividend in
kind	-	-	(24,776)	-	-	(24,776)

Balance at June 30, 2004
(Unaudited)	108,445,005	6,174	640,217	(688)	(98,921)	546,782

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Consolidated Statements of Changes in Shareholders' Equity (cont’d)

Accumulated
Number			other		Total
of	Share	Capital	comprehensive	Accumulated	shareholders'
shares	capital	surplus	income (loss)	deficit	equity
$ in thousands except share amounts
Balance at January 1
2004 (audited)	108,038,063	6,163	662,903	(5,393)	(94,168)	569,505

Audited

Net income for the year
ended December 31, 2004	-	-	-	-	10,153	10,153
Employee stock options
exercised and paid, net	1,353,765	35	2,445	-	-	2,480
Amortization of deferred
compensation expenses	-	-	1,650	-	-	1,650
Net unrealized gain on
available for sale securities	-	-	-	2,341	-	2,341
Realization of gain on
available for sale securities	-	-	-	(1,282)	-	(1,282)
Changes in the fair value
of financial instruments	-	-	-	(8,303)	-	(8,303)
Distribution of shares
of a subsidiary as
dividend in kind	-	-	(24,776)	-	-	(24,776)

Balance at December 31
2004 (audited)	109,391,828	6,198	642,222	(12,637)	(84,015)	551,768

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Consolidated Statement of Cash Flows

Six months ended		Three months ended		Year ended
June 30	June 30	June 30	June 30	December 31
2005	(*) 2004	2005	(*) 2004	2004
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Cash flows for operating
activities

Net income (loss)	26,008	(4,753)	15,575	(3,527)	10,153

Adjustments to reconcile
income (loss) to cash provided
by operating activities:

Depreciation and amortization	18,437	18,293	8,556	8,557	35,356
Amortization of deferred
compensation	41	1,420	-	212	1,650
Gain on sale of property and
equipment	(427)	(441)	(183)	(193)	(735)
Impairment of loans	3,000	-	3,000	-	-
Capital losses (gains), net	(2,212)	3,768	64	3,623	3,950
Other - net	2,904	952	2,129	627	(468)
In-process research and
development costs	890	-	890	-	-
Company’s equity in results
of investee companies	1,469	1,405	658	941	3,387
Minority interest in net results
of subsidiaries	301	42	371	(4)	305
Loss from marketable securities	997	1,308	569	1,916	987
Decrease in trade receivables
(including non-current
maturities of bank deposits
and trade receivables)	74,529	14,957	82,282	622	10,741
Decrease (increase) in other
receivables	7,035	5,901	(568)	1,896	(8,806)
Decrease (increase) in prepaid
expenses	2,245	618	1,989	2,098	(727)
Decrease (increase) in work
in progress	(1,260)	(1,304)	(1,237)	(850)	79
Decrease (increase) in
inventories	13,047	(45,722)	7,294	(22,008)	(58,182)
Change in net balance of
discontinued operations	-	870	-	1,934	870
Increase (decrease) in trade
payables	(11,123)	22,334	(1,723)	10,253	17,360
Increase (decrease) in other
payable and accrued liabilities	(7,487)	12,049	(2,702)	9,926	41,443
Decrease in other long-term
liabilities	(6)	(8)	(6)	(2)	(5,015)
Increase (decrease) in liability
for employee severance
benefits	(3,781)	(2,073)	(2,424)	689	(715)
Net cash provided by
operating activities	124,607	29,616	114,534	16,710	51,633

(*) Reclassifies as a result of discontinued operation - See Note 6.

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Consolidated Statement of Cash Flows (cont'd)

Six months ended		Three months ended		Year ended
June 30	June 30	June 30	June 30	December 31
2005	(*) 2004	2005	(*) 2004	2004
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Cash flows for
investing activities
Investments in deposits, net	(597)	1,199	1,823	563	2,681
Software development
costs capitalized	(4,259)	(6,106)	(1,765)	(3,014)	(11,151)
Investment in property, plant
and equipment	(9,217)	(14,510)	(3,674)	(7,844)	(23,937)
Proceeds from sale of
property, plant and equipment	604	1,010	213	555	1,487
Investment in investee
companies	(500)	(645)	(500)	(645)	(1,212)
Long-term loans granted	-	-	-	-	(6,000)
Proceeds from realization of
an investee company	2,350	-	-	-	-
Investment in marketable
securities	(8,883)	(56,433)	(7,681)	(29,655)	(43,075)
Changes in assets held for
severance benefits	130	59	(237)	(745)	(751)
Repayment of convertible
notes	-	-	-	-	5,400
Acquisition of operation (A)	(5,354)	-	(5,354)	-	-
Acquisition of newly
consolidated subsidiary (B)	(84,701)	-	(84,701)	-	-
Net cash used in investing
activities	(110,427)	(75,426)	(101,876)	(40,785)	(76,558)
Cash flows for financing
activities
Repayment of loans from
banks	(30,000)	(22,500)	-	-	(30,000)
Increase (decrease) in short
term credit, net	-	100	-	(14,900)	-
Proceeds from share issuance	-	681	-	111	-
Exercise of stock options	2,648	-	2,142	-	2,480
Share issuance	35	-	25	-	-
Disposition of a consolidated
subsidiary as a dividend in
kind (C)	-	-	-	-	-
Net cash provided by (used
in) financing activities	(27,317)	(21,719)	2,167	(14,789)	(27,520)
Effect of change in
exchange rate on cash	(1,045)	(991)	(735)	(656)	216
Changes in cash and cash
equivalents	(14,182)	(68,520)	14,090	(39,520)	(52,229)
Cash and cash equivalents
at beginning of period	74,182	126,411	45,910	97,411	126,411
Cash and cash equivalents
at end of period	60,000	57,891	60,000	57,891	74,182

(*) Reclassifies as a result of discontinued operation - See Note 6.
The accompanying notes are an integral part of the financial statements.

ECI Telecom Ltd.

Consolidated Statement of Cash Flows (cont'd)

A. Acquisition of Operation (see Note 5D)

Six months ended		Three months ended		Year ended
June 30	June 30	June 30	June 30	December 31
2005	(*) 2004	2005	(*) 2004	2004
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Net current assets	3,166	-	3,166	-	-
Liability for unpaid consideration	(3,178)	-	(3,178)	-	-
Property, plants and equipment	363	-	363	-	-
Core Technology	5,003	-	5,003	-	-
	5,354	-	5,354	-	-

B. Acquisition of newly consolidated subsidiary (see Note 5E)

Six months ended		Three months ended		Year ended
June 30	June 30	June 30	June 30	December 31
2005	(*) 2004	2005	(*) 2004	2004
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Net current assets (other
than cash )	11,055	-	11,055	-	-
Transaction costs payables	(1,222)	-	(1,222)	-	-
Property, plants and
equipment	3,155	-	3,155	-	-
Long-term liabilities	(157)		(157)
Core Technology	33,820	-	33,820	-	-
In-process research and
development	890	-	890	-	-
Backlog	100	-	100	-	-
Goodwill	37,060	-	37,060	-	-
	84,701	-	84,701	-	-

C. Disposition of a consolidated subsidiary as dividend in kind (see Note 6):

Six months ended		Three months ended		Year ended
June 30	June 30	June 30	June 30	December 31
2005	(*) 2004	2005	(*) 2004	2004
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Assets - discontinued
operations	-	96,454	-	96,454	96,454
Liabilities - discontinued
operations	-	(57,175)	-	(57,175)	(57,175)
Investments in investee Company	-	(10,822)	-	(10,822)	(10,822)
Capital surplus	-		-
Loss from disposition	-	(24,776)	-	(24,776)	(24,776)
		(3,681)	-	(3,681)	(3,681)
	-	-	-	-	-

(*) Reclassified as a result of discontinued operation - see Note 6.

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 1 - General

The interim financial statements are prepared in a condensed format, as of June 30, 2005 and for the six and three-month period then ended. The interim consolidated financial statements should be read in conjunction with Company's annual consolidated financial statements as of December 31, 2004 and the accompanying notes thereto.

Note 2 - Significant Accounting Policies

A.
The accounting policies applied in the preparation of these interim consolidated financial statements are identical with those applied in the preparation of the latest annual consolidated financial statements.

B.	The interim consolidated financial statements are prepared in accordance with accounting principles for preparation of financial statements for interim periods.

C.	Certain amounts in prior years' financial statements have been reclassified to conform to the current year's presentation.

D.	The interim consolidated financial statements have been prepared in accordance with US GAAP on the basis of historical cost convention and denominated in U.S. dollars.

Note 3 - Inventory

Consist of the following:

	June 30	December 31
	2005	2004
	$ in thousands	$ in thousands
Raw materials and components	61,273	58,050
Work in process	9,259	13,706
Finished products	99,760	103,309

	170,292	175,065

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 4 - Shareholders' Equity

1. Share incentive and stock option plan

A. Stock options under the ECI Plans are as follows:

	Six months
	ended	Year ended
	June 30	December 31
	2005	2004
	Number of shares	Number of shares
Total number authorized at beginning of period	29,760,700	29,760,700
Options unexercised at beginning of period	(19,439,184)	(19,067,545)
Exercised till beginning of period	(3,483,565)	(2,129,800)
Granted during period	(1,931,762)	(4,154,481)
Cancelled during period	249,984	2,429,077

Authorized for future grant at end of period	5,156,173	6,837,951

Exercised during the period*	1,106,316	1,353,765

* Average price of options exercised during period (in US$)	2.43	1.83

Options unexercised at end of period	20,014,646	19,439,184

Options may be exercised as follows (1):
First year or thereafter	16,946,342	16,840,697
Second year or thereafter	1,533,158	1,328,180
Third year or thereafter	1,535,146	1,270,307

	20,014,646	19,439,184

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 4 - Shareholders' Equity (cont'd)

1. Share incentive and stock option plan (cont'd)

B.	To be paid in NIS based on the rate of exchange of the dollar on the date of payment as follows:

	June 30	December 31
	2005	2004
Dollars per Share	Number of shares	Number of shares
Zero	2,221,460	2,518,982
1.26 - 3.04	2,080,420	2,213,569
3.11	4,224,535	4,673,266
3.12 - 8.48	4,039,158	4,102,460
8.85	1,520,400	-
9.01	75,000	-
13.76 - 20.76	748,257	748,991
23.76 - 26.14	176,500	176,500
26.42	3,010,056	3,075,356
27.27 - 29.29	1,284,410	1,295,610
29.76 - 39.76	634,450	634,450

	20,014,646	19,439,184

2. Fair value method

A.
In October 1995 the Financial Accounting Standards Board (FASB) issued SFAS 123 “Accounting for Stock-based Compensation” which establishes financial accounting and reporting standards for stock-based compensation plans. The statement defines a fair value based method of accounting for an employee stock option.

As required by SFAS 123, the Company has determined the weighted average fair value per option of stock-based arrangements grants during the six months ended June 30, 2005, the year 2004 and the six months ended June 30, 2004 to be $ 4.07, $ 3.01 and $ 3.4, respectively. The fair values of stock based compensation awards granted were estimated using the “Black - Scholes” option pricing model with the following assumptions.

	Option	Expected	Risk free
	term	volatility	interest rate

Period of grant	Term	Volatility	Interest rate
Six months ended June 30, 2005	3.3	63.0	3.7%
Six months ended June 30, 2004	5	70.0	1.0%
Three months ended June 30, 2005	3.3	63.0	3.7%
Three months ended June 30, 2004	5	70.0	1.0%
Year ended December 31, 2004	5	72.0	2.0%

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 4 - Shareholders' Equity (cont'd)

2. Fair value method (cont'd)

B.
Had the compensation expenses for stock options granted under the Company’s stock option plans been determined based on fair value at the grant dates consistent with the method of SFAS 123, the Company’s net income (loss) and net income (loss) per share would have been as follows:

	Six months ended		Three months ended		Year ended
	June 30	June 30	June 30	June 30	December 31
	2005	2004	2005	2004	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Net income (loss)
as reported	26,008	(4,753)	15,575	(3,527)	10,153
Add:
Stock based employee
compensation
expenses included
in reported net
income (loss), net of
related tax effects	41	1,420	-	212	1,650

Deduct:
Total stock-based
employee
compensation
expenses determined
under fair value-
based method for
all awards, net of
related tax effects	(4,367)	(3,623)	(2,360)	(1,601)	(10,072)

Pro forma net
income (loss)	21,682	(6,956)	13,215	(4,916)	1,731

Basic earnings
(loss) per share ($)

As reported	0.24	(0.04)	0.14	(0.03)	0.09
Pro forma	0.20	(0.06)	0.12	(0.05)	0.02

Diluted earnings
(loss) per share ($)

As reported	0.22	(0.04)	0.13	(0.03)	0.09
Pro forma	0.19	(0.06)	0.11	(0.05)	0.01

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 5 - Material Events in the Current Period

A.
In January 2005, the Company was named as a defendant in a purported class action complaint filed in the United States against ECtel, certain officers and directors of ECtel, and ECI. The complaint alleges violations of U.S. Federal Securities laws by ECtel and breach of fiduciary duties by the individual defendants, in connection with disclosure of ECtel’s financial results between April 2001 and April 2003. It also alleges that ECI was the controlling shareholder of ECtel during this period and, as such, influenced and controlled the purported actions by its subsidiary. Damages claimed by the plaintiff have not yet been quantified.

ECI believes that the allegations made in the complaint with respect to it are without merit, therefore, no provision in respect thereof has been included in the financial statements.

B.
In February 2005, the Company has entered into a preliminary agreement to sell the long-term receivables from GVT to ABN Amro Bank for the sum of approximately $96 million in cash, plus potentially a further amount of approximately $3.3 million based on certain contingencies. The sale was subject to certain conditions and corporate approvals, including that of the Company’s shareholders.

In April 2005, the Company received the approvals for the sale and the conditions were met. As a result, the transaction closed in April 2005, resulting in a net gain of $10.4 million (excluding the contingent amount), which recognized during the second quarter of 2005.

C.
In December 2004, the Company provided two loans in the aggregate amount of $ 6 million to Chiaro Networks Ltd.("Chiaro"), a developer of infrastructure-class IP/MPLS routing platforms.  The loans are secured by a first-priority floating charge over substantially all of Chiaro's assets. To date, Chiaro has not generated significant revenues from operations, has been unable to achieve its targeted level of sales for the first half of 2005 and is expected to incur significant losses. Given the above circumstances, there can be no assurance that Chiaro will be able to achieve or maintain positive cash flows. Accordingly, Management has determined that the Company may be unable to collect all amounts due according to the contractual terms of the loans agreement and therefore, a provision of $ 3 million in respect thereof has been included in the financial statements for the second quarter of 2005.

D.
In April 2005, the Company acquired the optical activities and technology of Eastern Communications Co., Inc. for the sum of approximately $ 8.5 million. The operation of the acquired unit has been merged with ECI's existing joint venture in China - Hangzhou ECI Telecommunication Co. Ltd. (HETC). Of the $ 8.5 million purchase price, $ 3.5 million was assigned to net tangible assets and $ 5.0 million was assigned to Core Technology products. As a result of the transaction ECI's holdings in HETC increased to approximately 72.4%.

E.
On June 3, 2005, the Company acquired 100% of the outstanding common shares of Laurel Networks Inc. The results of Laurel Networks Inc.'s operations have been included in the consolidated financial statements since that date. Laurel Networks Inc. is an innovative provider of Next-Generation IP/MPLS Multi Service Edge Routers.

The aggregate purchase price was $ 88 million in cash. The Company incurred transaction costs, consisting primarily of professional fees amounting to approximately $ 1.75 million, in connection with this acquisition. After the transaction Laurel Network became the “Data Networking” division of ECI (see Note 7).

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 5 - Material Events in the Current Period (cont'd)

E.     (cont'd)

The acquisition is accounted for under the purchase method of accounting. The purchase price of Laurel has been allocated based on independent appraisals and management estimates. The allocation of the acquisition cost is as follows.

Fair value
$ in thousands
Tangible assets:
Net current assets	14,881
Net fixed assets	3,156
Long-term liabilities	(157)
Net tangible assets	17,880
Intangible assets:
Core technology products	33,820
In-process research and development	890
Backlog	100
Goodwill	37,060
Total fair value	89,750

Of the $ 34.8 million identifiable intangible assets, $ 33.8 thousand assigned to Core Technology products that have a weighted-average useful life of approximately ten years. $ 890 thousand was assigned to in-process research and development assets, represents the value assigned to research and development projects of the acquired company that were commenced but not completed at the date of acquisition, for which technological feasibility has not been established and which have no alternative future use in research and development activities or otherwise. In accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, it was written off at the date of acquisition. This write-off is included in the statements of operation in a separate line "Purchase of in-process research and development". $ 100 thousand assigned to Backlog.

The $ 37.1 million goodwill was derived by applying the "Residual Approach". Under this approach, the Purchase Price is allocated to tangible assets and to specifically identifiable intangible assets, with any remainder allocated to goodwill. The goodwill figure was assigned to the "Data Networking" segment.

The Company believes that the Laurel acquisition resulted in the recognition of goodwill primarily because Laurel's products and technology will add edge routing and IP service capabilities to ECI’s overall portfolio of IP solutions, and will strengthen ECI's position as a supplier of next-generation IP solutions. This acquisition enhances ECI’s ability to meet customers' needs with innovative solutions as their next-generation multi-service networks evolve toward a single converged IP network.

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 5 - Material Events in the Current Period (cont'd)

E.     (cont'd)

Hereafter are certain unaudited pro forma combined statements of income data for the six month and three month periods ended June 30, 2005 and 2004, as if the acquisition of Laurel Networks Inc. occurred on January 1, 2005 and 2004, respectively, after giving effect to: (a) purchase accounting adjustments, including amortization of identifiable intangible assets and adjustments for acquired in-process research and development; and (b) estimated additional interest expense due to income on ECI's cash and cash equivalents and marketable securities used as cash consideration in the acquisition.

The pro forma financial information is not necessarily indicative of the combined results that would have been attained had the acquisition taken place at the beginning of 2005 and 2004, respectively, nor is it necessary indicative of future results.

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
	U.S.$ in thousands, except earnings per share
	(Unaudited)

Sales	156,324	124,761	303,121	234,124

Net income (loss)	11,636	(9,049)	13,819	(17,501)

Earnings (loss) per share:
Basic	0.11	(0.08)	0.13	(0.17)

Diluted	0.10	(0.08)	0.12	(0.17)

Note 6 - Discontinued Operations

During 2003, ECtel's Board of Directors decided on a plan to sell the operations of the Government Surveillance business of ECtel, which provided telecommunication monitoring needs to government agencies.

In February 2004, ECtel signed a definitive agreement to sell the Government Surveillance business to Verint Systems Inc. for $35 million in cash. According to the terms of the transaction, ECtel transferred to Verint various assets and liabilities relating to its Government Surveillance business and undertook certain commitments to Verint. ECtel recorded during the first quarter of 2004 in respect of this transaction a gain of $ 24.2 million.

On March 9, 2004, the Board of Directors of ECI decided, in principle, that ECI would distribute 7.6 million of its shares in ECtel Ltd. to ECI's shareholders.
On April 28, 2004, after the Company obtained court approval and the consent of its banks, the Board of Directors declared a distribution of 7.6 million shares of ECtel to the Company's shareholders of record on May 5, 2004. The shares were distributed on May 10, 2004. Before distribution, ECI held approximately 10.5 million, or 58%, of ECtel's shares. After distribution of the shares, ECI holds approximately 16% of ECtel's outstanding shares.

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 6 - Discontinued Operations (cont'd)

Accordingly, the results of ECtel for all periods reported were reclassified to one line in the statement of operations following the income (loss) from continuing operations.

Set forth below are the results of operations of the discontinued segment

	Six months ended		Three months ended		Year ended
	June 30	June 30	June 30	June 30	December 31
	2005	2004	2005	2004	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	-	3,948	-	578	3,948
Expenses	-	(*)(7,851)	-	(*)(6,192)	(*)(7,851)

Net results	-	(3,903)	-	(5,614)	(3,903)

(*)	Including loss from disposition in the amount of $ 3,681 thousand.

Note 7 - Segment Reports

1. Segment activities disclosure:

Segment information is presented in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and internal financial reports to the management. The Company's internal financial reporting systems present various data for management to run the business, including profit and loss statements (P&L).

2. Operational segment disclosure:

The following financial information is the information that management uses for analyzing the business results. The figures are presented on a consolidated basis and reflect the presentation to the management.

	Six months ended June 30, 2005 (Unaudited)
	Optical	Broadband	*Data
	Networks	Access	Networking	Other	Consolidated
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	158,178	126,053	391	13,722	298,344

Operating expenses (**)	144,388	111,159	2,752	19,311	277,610
Recovery of
doubtful debts	-	-	-	(10,356)	(10,356)
Impairment of loans	-	-	-	3,000	3,000
Purchase of in
process research
and development	-	-	890	-	890

Operating income (loss)	13,790	14,894	(3,251)	1,767	27,200

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 7 - Segment Reports (cont'd)

2. Operational segment disclosure: (cont'd)

	Six months ended June 30, 2004 (Unaudited)
	Optical	Broadband
	Networks	Access	Other	Consolidated
	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	113,250	98,665	16,637	228,552

Operating expenses (**)	115,161	90,069	19,761	224,991
Restructuring
expenses	-	-	2,585	2,585

Operating income (loss)	(1,911)	8,596	(5,709)	976

Three months ended June 30, 2005 (Unaudited)
Optical	Broadband	*Data
Networks	Access	Networking	Other	Consolidated
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	81,671	63,422	391	7,414	152,898

Operating expenses (**)	72,803	57,053	2,752	10,086	142,694
Recovery of
doubtful debts	-	-	-	(10,356)	(10,356)
Impairment of loans	-	-	-	3,000	3,000
Purchase of in
process research
and development	-	-	890	-	890

Operating income (loss)	8,868	6,369	(3,251)	4,684	16,670

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 7 - Segment Reports (cont'd)

2. Operational segment disclosure: (cont'd)

Three months ended June 30, 2004 (Unaudited)
Optical	Broadband
Networks	Access	Other	Consolidated
$ in thousands	$ in thousands	$ in thousands	$ in thousands

Revenues	61,044	50,960	9,038	121,042

Operating expenses (**)	59,937	45,689	10,379	116,005

Operating income (loss)	1,107	5,271	(1,341)	5,037

Year ended December 31, 2004 (Audited)
Optical	Broadband
Networks	Access	Other	Consolidated
$ in thousands	$ in thousands	$ in thousands	$ in thousands

Revenues	254,058	212,939	29,715	496,712

Operating expenses (**)	250,964	188,336	40,455	479,755
Restructuring expenses	-	-	2,585	2,585

Operating income (loss)	3,094	24,603	(13,325)	14,372

(*)	From the closing date (see Note 5E).
(**)	Includes cost of sales, research and development costs, selling and marketing expenses, general and administrative expenses and amortization of acquisition-related intangible assets.

ECI Telecom Ltd.

Condensed Notes to the Interim Consolidated Financial Statements

Note 8 - Relevant Recently Enacted Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (Revision 2004), "Share-Based Payment", (SFAS No. 123R), that addresses the accounting for share-based payment transactions in which employee services are received in exchange for either equity instruments of the Company, liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using the intrinsic value method as prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees". Instead, SFAS No. 123R requires that such transactions be accounted for using a fair-value-based method and that compensation expense be recognized in the statement of operations rather than disclosing the pro forma impact of the stock based compensation as the Company currently discloses in Note 4(2).

SFAS No. 123R provides two alternative adoption methods. The first method is a modified prospective transition method whereby a company would recognize share-based employee costs from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employee awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. Measurement and attribution of compensation cost for awards that are unvested as of the effective date of SFAS No. 123R would be based on the same estimate of the grant-date fair value and the same attribution method used previously under SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123). The second adoption method is a modified retrospective transition method whereby a company would recognize employee compensation cost for periods presented prior to the adoption of SFAS No. 123R in accordance with the original provisions of SFAS No. 123; that is, an entity would recognize employee compensation costs in the amounts reported in the pro forma disclosures provided in accordance with SFAS No. 123.

The provisions of SFAS No. 123R are effective for annual periods beginning after June 15, 2005. This Standard will be effective for the Company as of January 1, 2006. The Company has not yet determined which methodology it will adopt and, at this stage, cannot evaluate the potential impact of the adoption of SFAS No. 123R on its financial position or results of operation because this impact depends on the number of options that will be granted during 2006.

Note 9 - Subsequent Events

On July 25, 2005 the Israeli Knesset passed the Law for the Amendment of the Income Tax Ordinance (No.147 and Temporary Order) - 2005 (hereinafter - the Amendment).

Inter alia, the Amendment provides for a gradual reduction in the statutory company tax rate in the following manner: in 2006 the tax rate will be 31%, in 2007 the tax rate will be 29%, in 2008 the tax rate will be 27%, in 2009 the tax rate will be 26% and from 2010 onward the tax rate will be 25%. Furthermore, as from 2010, upon reduction of the company tax rate to 25%, real capital gains will be subject to tax of 25%.

The Company began to conduct a comprehensive examination of the various provisions of the Amendment and of its implications. In the opinion of management, the financial effect of the said Amendment is immaterial.